Exhibit 3(i).2
                              ARTICLES OF AMENDMENT

                                       OF

                           SI DIAMOND TECHNOLOGY, INC.


                  Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "Act"), SI Diamond Technology, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Texas adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.


         1. The name of the Corporation is SI Diamond Technology, Inc.

                  2. The Amended and Restated Articles of Incorporation of the Corporation shall be amended by deleting Article I and replacing it in its entirety as follows:

                                            "Article I

                  The name of the Corporation is Nano-Proprietary, Inc."

         3. This amendment was approved by the shareholders of the Corporation at a duly called and convened annual meeting held on June 10, 2003.

         4. The number of shares of the Corporation's common stock outstanding and entitled to vote at the time of the adoption of this amendment was 84,124,636.

         5. The number of shares of the Corporation's common stock voting to approve this amendment was 72,822,449 and the number of shares of common stock voting against this amendment was 1,971,824. The number of shares of the Corporation's common stock voting for this amendment was sufficient under the Act for the approval of such amendment.

         6. The said amendment does not involve any exchange, reclassification, or cancellation of issued shares of the Corporation.

         7. The said amendment does not involve a change in the amount of stated capital of the Corporation.


         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer on this 17th day of June, 2003, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                 SI DIAMOND TECHNOLOGY, INC


                                 By:  /s/ Douglas P. Baker
                                     --------------------------------------
                                     Douglas P. Baker, Chief Financial Officer